                                                                        FOR IMMEDIATE RELEASE
                                                                                    August 4, 2005

                                                                                    Contact:
                                                                                    John B. Woodlief
                                                                                    Vice President - Finance
                                                                                    and Chief Financial Officer
                                                                                    704-372-5404

Ruddick Corporation Reports Third Quarter Fiscal 2005 Results

CHARLOTTE, N.C.-August 4, 2005--Ruddick Corporation (NYSE:RDK) today reported that consolidated sales for the third fiscal quarter ended July 3, 2005 increased by 6.7% to $750 million from $703 million in the prior year quarter. For the 39 weeks ended July 3, 2005, sales of $2.21 billion were 5.5% above the $2.10 billion for the comparable period last year. The increase in sales for the quarter, and fiscal year to date, was attributable to sales improvements at both the Harris Teeter supermarket subsidiary and the American & Efird ("A&E") sewing thread subsidiary.

The Company reported consolidated net income of $17.8 million, or $0.37 per diluted share, for the third quarter of fiscal 2005 compared to net income of $17.0 million, or $0.36 per diluted share, in the prior year third quarter. For the 39 weeks ended July 3, 2005, consolidated net income was $53.2 million, or $1.12 per diluted share, compared to $46.7 million, or $1.00 per diluted share, in the same period of fiscal 2004. Net income for the quarter and first nine months of fiscal 2005 increased by 4.3% and 13.7%, respectively, over the prior year periods. The gain in earnings over the prior year periods resulted primarily from operating profit improvements at Harris Teeter.  Operating profit improvements at Harris Teeter were offset by lower operating profit at A&E. Fiscal 2004 Corporate expenses were reduced by approximately $1.2 million as a result of insurance proceeds received during the fiscal 2004 periods.

For the third quarter of fiscal 2005, Harris Teeter sales rose 6.1% to $663.3 million from $625.3 million in the comparable 2004 period. For the 39 weeks ended July 3, 2005, sales rose 4.9% to $1.97 billion from $1.88 billion in the same period of fiscal 2004. The increase in sales was attributable to new store activity and comparable store sales increases which were 2.89% for the quarter and 3.32% for the 39-week period.

During the first nine months of fiscal 2005, Harris Teeter opened three new stores, completed the remodeling of seven stores (three of which were expanded in size) and closed three older stores. The company operated 138 stores at July 3, 2005.

Operating profit at Harris Teeter increased by 16.8% to $28.0 million for the third quarter of fiscal 2005 as compared to $24.0 million in the prior year period. Operating profit as a percent of sales improved by 39 basis points to 4.23% in the third quarter of fiscal 2005 from 3.84% in the comparable period last year. For the 39 weeks ended July 3, 2005, operating profit was $86.7 million, an increase of 13.9% from $76.1 million in the prior year period.  For the first nine months of fiscal 2005 operating profit as a percent of sales improved by 35 basis points to 4.39% from 4.04% in the same period last year.

Harris Teeter's operating profit and margin improvements were achieved primarily through the continued growth in total sales as a result of increased comparable store sales, new store growth and effective retail pricing and targeted promotional spending programs. Results for fiscal 2005 included a pre-tax charge of $2.9 million for a lease accounting correction recorded in the second quarter that related to rent holidays, and results for fiscal 2004 included a pre-tax charge of $1.7 million related to leasehold improvements that were written off in the third quarter of fiscal 2004 associated with a lease termination. The continued emphasis on operational efficiencies and cost controls has helped offset the lease adjustment, increased fringe benefit costs and rising fuel expenses.

Thomas W. Dickson, President and Chief Executive Officer of Ruddick commented that, "We have continued to deliver successful results in this competitive market, as measured by our increase in total sales, comparable sales, gross profit and operating profit. We have continued to benefit from our focus on growth in our core markets, while providing an exceptional shopping experience for all of our customers. Our customers demand and expect that they receive value, quality and superior customer service with each and every visit."

Dickson continued that, "We are excited about our acquisition of six Winn-Dixie store locations which received bankruptcy court approval on July 27, 2005. These stores are strategically located in our core markets and will be instrumental in increasing our core market share. We anticipate a short transition period to remodel these locations in order to open them under the Harris Teeter banner."

A&E's sales for the third quarter of fiscal 2005 increased to $86.5 million or 11.7% from the $77.4 million for the same fiscal quarter last year. The increase resulted from domestic sales increases of 14.5% and foreign sales increases of 9.4%. Foreign sales accounted for approximately 54% of A&E sales for the third quarter of fiscal 2005 compared to approximately 55% in the prior year quarter.  A&E's sales for the 39 weeks ended July 3, 2005, were $238.2 million, an increase of 11.6% from the prior year period when sales were $213.4 million.  The increase for the 39-week period resulted from domestic sales increases of 10.9% and foreign sales increases of 12.3%. Domestic sales growth was attributed to the acquisition of the businesses of Ludlow Textiles Company, Inc. in the second quarter of fiscal 2005 and Synthetic Thread Company, Inc. in the fourth quarter of fiscal 2004.

A&E's operating profit was $4.1 million for the third quarter of fiscal 2005 compared to $6.4 million in the previous year's third fiscal quarter. For the 39 weeks ended July 3, 2005, operating profit was $8.3 million as compared to $9.6 million recorded in the prior year period. In fiscal 2004, operating profit for the 39 weeks ended June 27, 2004 was reduced by $384,000 for severance related costs resulting from the company's closing of its spinning plant in Maiden, NC. Improved operating profit realized in foreign operations were offset by declines in domestic operating profitability caused primarily by weak manufacturing operating schedules for apparel related thread products.

Dickson commented, "The textile and apparel industry in the U.S. continues to face challenging business conditions. A&E's growth in foreign markets is key to its future success and we remain focussed on executing our global expansion plans, integrating acquisitions, and optimizing costs and manufacturing capacities globally."

For the 39 weeks ended July 3, 2005, depreciation and amortization on a consolidated basis totaled $57.8 million and capital expenditures totaled $88.3 million. Consolidated capital expenditures consisted of $81.9 million for Harris Teeter and $6.4 million for A&E.

On July 5, 2005 the Company reported an agreement to purchase nine supermarkets located in its core markets of North Carolina from Winn-Dixie. Through the bankruptcy process, which included the solicitation of competing offers by the seller, three stores were eliminated. As a result, the agreement was amended, and the amended agreement was approved by the bankruptcy court on July 27, 2005. The final agreement results in Harris Teeter acquiring six stores for a purchase price of $15.9 million for the stores and approximately $3 million for inventories.  In addition, Harris Teeter assumes the leases for these stores.  The aggregate gross minimum annual payments pursuant to these leases are approximately $24 million. The transaction will close over a two week period commencing August 6, 2005 and ending on August 17, 2005.

Harris Teeter plans to remodel the acquired stores prior to reopening them under the Harris Teeter banner resulting in expected additional capital expenditures of approximately $24 million.  Once re-opened, Harris Teeter anticipates simultaneously closing three of its existing stores which have a smaller footprint and are in close proximity to the larger acquired Winn-Dixie stores. While management believes the store acquisitions are in important geographic markets and offer significant opportunities for future growth, the incremental pre-opening costs, remodeling expenses and required reserves associated with the closing of the three existing stores are expected to have a negative impact on fourth quarter fiscal 2005 and overall fiscal 2006 operating results of approximately $500,000 and $2.9 million, respectively.

Harris Teeter's improvement in operating performance over the last several years and financial position provides the flexibility to expand its store development program for new stores and replacement/expansions/remodeling of existing stores.  In addition to the six store Winn-Dixie acquisition discussed above, the company plans to open an additional 16 new stores (including 3 replacement stores) in fiscal 2006 representing an approximate 12% increase in retail square footage compared to the 6.2% increase anticipated in fiscal year 2005. The Company also routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest older or underperforming stores.

Harris Teeter capital expenditures are estimated to be approximately $120 million for fiscal 2005, which does not include the Winn-Dixie store acquisition discussed previously, compared to $83.9 million in fiscal 2004.  Harris Teeter capital expenditures for fiscal year 2006 are presently estimated to be $170 million including approximately $24 million to refurbish the six acquired Winn-Dixie stores.  Although real estate development by its nature is both unpredictable and subject to external factors including weather and construction schedules, the fiscal year 2006 projected new store development represents a reasonable estimate of anticipated future growth thereafter.  Any change in the amount and timing of new store development would impact the expected capital expenditures.

The new store development in fiscal year 2005 includes growth in the Northern Virginia market.  Harris Teeter opened a store in suburban Ashburn, Va. during the third quarter and plans to open a store in South Riding Virginia in the fourth quarter, bringing the total Northern Virginia area store base to eight by the end of fiscal 2005.  Four additional stores in the Northern Virginia market are anticipated for fiscal 2006 and further development is planned in this market thereafter.

In addition to the capital expenditures, Harris Teeter invested a net of $19.2 million ($28.2 million additional investments less $9.0 million return of capital) in the development of certain of its new stores, through joint ventures and various land investments, during the first nine months of fiscal 2005.  Such development capital spending is not included in Harris Teeter's total anticipated fiscal 2005 capital expenditures of approximately $120 million.

A&E is also pursuing a number of acquisitions and joint ventures in various markets which may be consummated during the remainder of fiscal 2005. The aggregate cash requirement expected for such transactions is not expected to exceed $29 million during the remainder of fiscal 2005.  These transactions are in various stages of negotiation and there can be no assurance that any of such transactions will be consummated or the timing and cost of such transactions if consummated.  In addition to the potential acquisitions and joint ventures, A&E anticipates capital expenditures of $4.7 million in the fourth quarter of fiscal 2005.  Therefore, total capital expenditures for fiscal year 2005, excluding the potential acquisitions and joint ventures, is estimated to be approximately $11 million, compared to $8.1 million in fiscal 2004.

For the remainder of fiscal 2005, the cash requirements for current operations, capital expenditures and acquisitions of the six Winn-Dixie stores by Harris Teeter and several potential acquisitions and joint ventures by A&E are expected to be financed by internally generated funds or liquid assets.  The cash requirements for fiscal 2006 capital expenditures are expected to be financed by internally generated funds, liquid assets and short-term borrowings under the Company's existing revolving credit facility which provides for financing up to $100 million ($72.6 million available as of July 3, 2005). Borrowings and repayments under this revolving credit facility are of the same nature as short-term credit lines.  This facility has a maturity date of May 14, 2007.  In the normal course of business, management expects to extend and expand the Company's revolving line of credit early in fiscal 2006.  Other financing alternatives will also be evaluated in the normal course.

On July 14, 2005, the Financial Accounting Standards Board ("FASB") directed the FASB staff to issue a proposed FASB Staff Position ("FSP") No, FAS-13-b to address the accounting for rental costs associated with operating leases that are incurred during a construction period.  This matter typically relates to leases of land or pad leases including "cold dark shells" where the Company assumes responsibility for store and site construction.  The construction period typically extends for 6 to 9 months. Under this proposed FSP, rental costs that are incurred during the construction period shall be recognized as rental expense.  The company's present policy, consistent with current accounting rules, is to capitalize such costs during the construction period.  The company's new store plans for future years include a relatively high percentage of these land leases and therefore the impact of the statement on future years, if adopted, would be significant.  The amounts presently estimated for fiscal 2006 which would be required to be imputed as a rent holiday and expensed as a non-cash charge is approximately $8.5 million.  Although the proposed statement permits retrospective application to prior periods, the Company does not believe it would be significant due to the relatively small percentage of land leases in prior periods. There can be no assurance that the statement will be adopted as proposed and it is currently undergoing a comment period through August 18, 2005.

The Company maintains certain retirement benefit plans for substantially all domestic full-time employees including non-contributory defined benefit pension plans, an Employee-Stock Ownership Plan (ESOP) and a 401(k) Savings Plan.  The Ruddick Board of Directors has approved changes to the Plans which are in the process of being implemented and communicated to the Company's employees. The Company plans to provide further details in the form 10-Q to be filed by August 12, 2005.  The changes are not expected to have a significant reduction in expense or funding requirements in fiscal 2005 or fiscal 2006. The Company believes that the changes will result in better predictability of expenses in future years as well as result in expense reductions compared to what is expected to occur under the existing plans.

The Company's management remains cautious in its expectations for the remainder of fiscal 2005 due to the intense competition in the retail grocery segment and the continued

increase of apparel imports in the textile and apparel market.  Further operating improvement will be dependent on the Company's ability to offset rising health care and benefit costs with additional operating efficiencies, and to effectively execute its global expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; the passage of future federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; changes in the Company's capital expenditures and store openings and closings; the ability to predict the required contributions to the Company's pension and other retirement plans; the cost and stability of energy and raw materials; the continued solvency of third parties on leases the Company guarantees; the Company's ability to recruit, train and retain effective employees; changes in labor and benefits costs; the uncertainties associated with the purchase of six stores from Winn-Dixie; the satisfaction of the conditions in the agreement to purchase the Winn-Dixie stores; the Company's ability to successfully integrate the operations of acquired businesses; and the successful execution of initiatives designed to increase sales and profitability. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this report.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a regional chain of supermarkets in six southeastern states and American & Efird, Inc., a leading manufacturer and distributor of industrial sewing thread with global operations.

###

Selected information regarding Ruddick Corporation and its subsidiaries is attached. For more information on Ruddick Corporation, visit our web site at:  www.ruddickcorp.com.

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	13 WEEKS ENDED		39 WEEKS ENDED
	July 3,	June 27,	July 3,	June 27,
	2005	2004	2005	2004
NET SALES
Harris Teeter	$ 663,324	$ 625,314	$ 1,973,966	$ 1,882,459
American & Efird	86,474	77,421	238,249	213,435
Total	749,798	702,735	2,212,215	2,095,894

COST OF SALES
Harris Teeter	465,669	441,904	1,385,476	1,330,219
American & Efird	64,162	54,758	178,026	156,320
Total	529,831	496,662	1,563,502	1,486,539

GROSS PROFIT
Harris Teeter	197,655	183,410	588,490	552,240
American & Efird	22,312	22,663	60,223	57,115
Total	219,967	206,073	648,713	609,355

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
Harris Teeter	169,607	159,395	501,816	476,126
American & Efird	18,202	16,236	51,895	47,138
Corporate	2,182	810	5,608	3,405
Total	189,991	176,441	559,319	526,669

EXIT AND IMPAIRMENT CHARGES
American & Efird	-	-	-	384

OPERATING PROFIT (LOSS)
Harris Teeter	28,048	24,015	86,674	76,114
American & Efird	4,110	6,427	8,328	9,593
Corporate	(2,182)	(810)	(5,608)	(3,405)
Total	29,976	29,632	89,394	82,302

OTHER EXPENSE (INCOME)
Interest expense	3,192	3,150	9,617	9,518
Interest income	(552)	(792)	(1,919)	(1,719)
Net investment gains	(382)	(400)	(2,862)	(832)
Minority interest	290	421	864	1,084
Total	2,548	2,379	5,700	8,051

INCOME BEFORE TAXES	27,428	27,253	83,694	74,251
INCOME TAXES	9,658	10,217	30,519	27,502
NET INCOME	$ 17,770	$ 17,036	$ 53,175	$46,749

NET INCOME PER SHARE:
Basic	$0.38	$0.37	$1.13	$1.01
Diluted	$0.37	$0.36	$1.12	$1.00

WEIGHTED AVERAGE NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING:
Basic	47,345	46,571	47,142	46,405
Diluted	47,858	47,073	47,647	46,750

DIVIDENDS DECLARED PER SHARE - Common	$0.11	$0.10	$0.33	$0.30

RUDDICK CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)

	July 3,	June 27,
	2005	2004
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$ 28,421	$ 63,361
Temporary Investments	45,475	60,409
Accounts Receivable, Net	92,129	72,681
Inventories	231,889	223,848
Refundable Income Taxes	4,504	-
Net Current Deferred Income Tax Benefits	9,663	13,457
Prepaid and Other Current Assets	26,418	22,607
Total Current Assets	438,499	456,363

PROPERTY, NET	563,427	523,679
INVESTMENTS	77,842	48,304
GOODWILL	8,169	8,169
INTANGIBLE ASSETS	7,058	4,472
OTHER LONG-TERM ASSETS	55,496	52,252

Total Assets	$ 1,150,491	$ 1,093,239

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes Payable	2,976	3,151
Current Portion of Long-Term Debt	8,444	8,527
Accounts Payable	147,184	150,208
Federal and State Income Taxes	-	16,073
Accrued Compensation	34,548	36,107
Other Current Liabilities	60,851	54,604
Total Current Liabilities	254,003	268,670

LONG-TERM DEBT	149,510	155,871
NET LONG-TERM DEFERRED INCOME TAX LIABILITIES	19,800	21,630
PENSION LIABILITIES	56,577	52,814
OTHER LONG-TERM LIABILITIES	62,149	49,442
MINORITY INTEREST	8,275	8,066

SHAREHOLDERS' EQUITY:
Common Stock	69,759	55,633
Retained Earnings	572,753	521,951
Accumulated Other Comprehensive (Loss) Income	(42,335)	(40,838)
Shareholders' Equity	600,177	536,746

Total Liabilities and Shareholders' Equity	$ 1,150,491	$ 1,093,239

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	39 WEEKS ENDED
	July 3,	June 27,
	2005	2004
CASH FLOW FROM OPERATING ACTIVITIES
Net Income	$ 53,175	$ 46,749
Non-Cash Items Included in Net Income
Depreciation and Amortization	57,852	56,762
Deferred Taxes	(1,644)	(8,858)
Net (Gain) Loss on Sale of Property	(935)	1,547
Impairment Losses	2,500	1,959
Other, Net	1,863	(218)
Increase in Current Assets	(23,929)	(12,484)
(Decrease) Increase in Current Liabilities	(8,599)	16,580
Increase (Decrease) in Certain Long-Term Liabilities	4,311	(2,145)
NET CASH PROVIDED BY OPERATING ACTIVITIES	84,594	99,892

INVESTING ACTIVITIES
Purchase of Temporary Investments	(65,644)	(86,006)
Proceeds from Sale of Temporary Investments	80,640	83,939
Capital Expenditures	(88,257)	(57,165)
Purchase of Other Investments	(29,439)	(18,952)
Proceeds from Sale of Property and Partnership Distributions	14,181	12,517
Company-Owned Life Insurance, Net	(2,713)	35
Other, Net	765	3,180
NET CASH USED IN INVESTING ACTIVITIES	(90,467)	(62,452)

FINANCING ACTIVITIES
Net Proceeds from Short-Term Borrowings	388	484
Payments on Long-Term Debt	(8,175)	(31,112)
Dividends Paid	(15,610)	(13,933)
Proceeds from Stock Issued	10,981	7,378
Other, Net	131	(118)
NET CASH USED IN FINANCING ACTIVITIES	(12,285)	(37,301)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(18,158)	139
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	46,579	63,222

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$ 28,421	$ 63,361

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION
Cash Paid During the Period for:
Interest	$ 9,655	$ 9,390
Income Taxes	$ 36,819	$ 20,212
Non-Cash Activity:
Assets Acquired Under Capital Leases	$ -	$ 6,568

RUDDICK CORPORATION
OTHER STATISTICS
July 3, 2005
(dollars in millions)

				Consolidated
	Harris	American		Ruddick
	Teeter	& Efird	Corporate	Corporation

Depreciation and Amortization:
3rd Quarter	$ 14.4	$ 4.4	$ 0.3	$ 19.1
Year to Date	44.0	12.8	1.0	57.8

Capital Expenditures:
3rd Quarter	$ 36.7	$ 2.2	$ -	$ 38.9
Year to Date	81.9	6.4	-	88.3

Purchase of Other Investment Assets:
3rd Quarter	$ 18.4	$ -	$ -	$ 18.4
Year to Date	28.2	1.2	-	29.4

Harris Teeter Store Count:		Quarter		Year to Date

Beginning number of stores		138		138
Opened during the period		2		3
Closed during the period		(2)		(3)
Stores in operation at end of period		138		138

		Quarter		Year to Date

Harris Teeter Comparable Store Sales Increase		2.89%		3.32%

Definition of Comparable Store Sales:
Comparable store sales are computed using corresponding calendar weeks to account for the occasional extra week included in a fiscal year. A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store with the intention of closing the existing store is included as a replacement store in the comparable store sales measure as if it were the same store, but only if, in fact, the existing store is concurrently closed. Sales increases from remodeled and expanded existing comparable stores are included in the calculations of comparable store sales.